EXHIBIT 5.2

CALLISTER NEBEKER & MCCULLOUGH

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

ZIONS BANK BUILDING SUITE 900

10 EAST SOUTH TEMPLE

SALT LAKE CITY, UTAH 84133

TELEPHONE 801-530-7300

FAX 801-364-9127

March 11, 2008

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as Utah counsel to Zions Bancorporation, a Utah corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of the prospectus supplement dated March 6, 2008 (the “Prospectus Supplement”) relating to the issuance from time to time of senior unsecured debt securities due three years or less from the date issued, Series A, of the Company that will not exceed a maximum aggregate principal amount of $500,000,000 outstanding at any given time (such series of securities being hereinafter referred to as the “Medium Term Notes, Series A” and any securities to be issued from time to time as part of the Medium Term Notes, Series A being hereinafter referred to collectively as the “Securities”). The Securities will be issued from time to time pursuant to a senior indenture between the Company and The Bank of New York Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association, as trustee (the “Indenture”). The Prospectus Supplement supplements the prospectus, dated March 31, 2006, contained in the Company’s Registration Statement on Form S-3 (File No. 333-132868) and has been filed with the SEC under Rule 424(b)(2).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, including the resolutions of the Company’s Board of Directors authorizing the issuance of the Securities (the “Resolutions”), agreements, corporate records and filings and other documents necessary to or appropriate for our opinion contained in this letter (the “Transaction Documents”). In our examination of the Transaction Documents, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us. We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible.

Based upon and in reliance on the foregoing, it is our opinion that, (i) when the terms of the Securities to be issued under the Indenture and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court of governmental body having jurisdiction over the Company, and (ii) when the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in the

Zions Bancorporation

March 11, 2008

Resolutions, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Document.

Our opinion, as set forth herein, is subject to the following further qualifications:

(A) We have assumed that the Indenture has been duly authorized, executed and delivered by the trustee thereunder, an assumption we have not independently verified.

(B) We have assumed that the issuance or delivery by the Company of any Securities, or of any other property, upon exercise or otherwise pursuant to the terms of the Securities will be effected pursuant to the authority granted in the Resolutions and so as not to violate any applicable law or result in the default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

(C) We have also assumed that the authority granted in the Resolutions will remain in effect at all relevant times and that no Securities will be issued or other action taken in contravention of any applicable limit established pursuant to the Resolutions from time to time.

(D) This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

(E) Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the federal laws of the United States and the laws of the States of Utah and New York, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction. With respect to all matters of New York law, we have, with your approval, relied upon the opinion, dated the date hereof, of Sullivan & Cromwell LLP and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell LLP. We believe you and we are justified in relying on such opinion for such matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Notes” in the prospectus supplement included therein. In

Zions Bancorporation

March 11, 2008

giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CALLISTER NEBEKER & McCULLOUGH A Professional Corporation